  As filed with the Securities and Exchange Commission on September 26, 2000
                                                      Registration No. ________
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------
                        HOME PRODUCTS INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

               Delaware                                   36-4147027
     (State or other jurisdiction of                   (I.R.S. Employer
      incorporation or organization)                  Identification No.)

        4501 West 47th Street
          Chicago, Illinois                                  60632
        (Address of Principal                              (Zip Code)
          Executive Offices)

   HOME PRODUCTS INTERNATIONAL, INC. F/K/A SELFIX, INC. 1994 STOCK OPTION PLAN
        HOME PRODUCTS INTERNATIONAL, INC. 1999 PERFORMANCE INCENTIVE PLAN
     HOME PRODUCTS INTERNATIONAL, INC. 1999 DIRECTORS RESTRICTED STOCK PLAN
                                       and
         HOME PRODUCTS INTERNATIONAL, INC. 1998 EXECUTIVE INCENTIVE PLAN
                            (Full title of the plans)

                                James R. Tennant
                Chairman of the Board and Chief Executive Officer
                        Home Products International, Inc.
                              4501 West 47th Street
                             Chicago, Illinois 60632
                     (Name and address of agent for service)
                                 (773) 890-1010
          (Telephone number, including area code, of agent for service)

                 Please address a copy of all communications to:

                              Jeffrey C. Rubenstein
              Much Shelist Freed Denenberg Ament & Rubenstein, P.C.
                        200 N. LaSalle Street, Suite 2100
                             Chicago, Illinois 60601
                            Telephone: (312) 346-3100

                         CALCULATION OF REGISTRATION FEE

 ========================================================================================================================
               Title of securities                   Amount     Proposed maximum    Proposed maximum      Amount of
                       to be                         to be       offering price    aggregate offering    registration
                    registered                    registered(1)    per share(2)          price (2)            fee
 ------------------------------------------------------------------------------------------------------------------------
 Common Stock (par value $0.01 per share)
   to be issued and delivered pursuant to
   the 1994 Stock Option Plan...............       1,050,000            $9.00           $ 9,450,000            $2,494.80
 ------------------------------------------------------------------------------------------------------------------------
 Common Stock (par value $0.01 per share)
   to be issued upon exercise of options
   granted under the 1999 Performance
   Incentive Plan...........................         525,500            $1.75           $   919,625            $  242.78
                                                     474,500            $9.00           $ 4,270,500            $1,127.41
 ------------------------------------------------------------------------------------------------------------------------
 Common Stock (par value $0.01 per share)
   to be issued under the 1999 Directors
   Restricted Stock Plan....................         100,000            $1.75           $   175,000            $   46.20
 ------------------------------------------------------------------------------------------------------------------------
 Common Stock (par value $0.01 per share)
   to be issued under the 1998 Executive
   Incentive Plan...........................         150,000            $1.75           $   262,500            $   69.30
 ------------------------------------------------------------------------------------------------------------------------
                 Total......................       2,300,000                            $15,077,625            $3,980.49
 ========================================================================================================================

(1) This registration statement also covers such additional number of shares, presently undeterminable, as may become issuable under the Plans in the event of stock dividends, stock splits, recapitalizations or other changes in the common stock. The shares subject to this registration statement reflect the shares available for issuance upon exercise of options granted under the Home Products International, Inc. f/k/a Selfix, Inc. 1994 Stock Option Plan, the shares available for issuance upon exercise of options or pursuant to other awards granted under the Home Products International, Inc. 1999 Performance Incentive Plan, the shares issuable pursuant to the Home Products International, Inc. 1999 Directors Restricted Stock Plan and the shares issuable pursuant to the Home Products International, Inc. 1998 Executive Incentive Plan, all of which may be reoffered in accordance with the provisions of Form S-8.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933 as follows: (i) in the case of shares of common stock which may be purchased upon exercise of outstanding options, the fee is calculated on the basis of the price at which the options may be exercised; and (ii) in the case of shares of common stock, or common stock issuable pursuant to options for which options have not yet been granted and the option price of which is therefore unknown, the fee is calculated on the basis of the average of the high and low sale prices per share of common stock as quoted on The Nasdaq National Market on September 25, 2000 (within five business days prior to filing this registration statement).

==============================================================================

                                EXPLANATORY NOTE

     This registration statement registers shares of common stock, par value $0.01 per share, of Home Products International, Inc. ("Home Products"), that may be sold (i) upon the exercise of options which have been granted and/or may hereafter be granted under Home Products International, Inc. f/k/a Selfix, Inc. 1994 Stock Option Plan (the "1994 Plan"), (ii) upon the exercise of options or pursuant to other awards granted under the Home Products International, Inc. 1999 Performance Incentive Plan (the "1999 Plan"), (iii) under the Home Products International, Inc. 1999 Directors Restricted Stock Plan (the "Directors Plan") and (iv) under the Home Products International, Inc. 1998 Executive Incentive Plan (the "Executive Plan") (the 1994 Plan, together with the 1999 Plan, the Directors Plan and the Executive Plan, will be collectively referred to herein as the "Plans").

     This registration statement contains two parts. The first part contains a "reoffer" prospectus prepared in accordance with Part I of Form S-3 (in accordance with Instruction C of the General Instructions to Form S-8). The second part contains information required in the registration statement pursuant to Part II of Form S-8. Pursuant to the Note to Part I of Form S-8, the plan information specified by Part I of Form S-8 is not required to be filed with the Securities and Exchange Commission (the "Commission").

     Home Products will provide without charge to any person, upon written or oral request of such person, a copy of each document incorporated by reference in Item 3 of Part II of this registration statement (which documents are incorporated by reference in the Section 10(a) prospectus as set forth in Form S-8), other documents required to be delivered to eligible plan participants pursuant to Rule 428(b) of the Securities Act of 1933 (the "Securities Act") or additional information about the Plans. Requests should be directed to Home Products International, Inc., 4501 W. 47th Street, Chicago, Illinois 60632, attention: James E. Winslow (telephone 773-890-1010).

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The document(s) containing information specified in Part I of this Registration Statement on Form S-8 (the "Registration Statement") have been or will be sent or given to participants in the Plans as specified in Rule 428(b)(1) promulgated by the Commission under the Securities Act. These document(s) are not being filed with the Commission but constitute (along with documents incorporated by reference into this Registration Statement pursuant to
Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act. Home Products will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, Home Products will furnish to the Commission or its staff a copy or copies of all the documents included in such file.

                        HOME PRODUCTS INTERNATIONAL, INC.

                        2,300,000 SHARES OF COMMON STOCK
                                  ------------
                               REOFFER PROSPECTUS
                                  ------------
                               SEPTEMBER 26, 2000
                                  ------------

     The shares of common stock of Home Products International, Inc. covered by this reoffer prospectus may be offered and sold to the public by certain stockholders of Home Products (the "Selling Securityholders"). The Selling Securityholders have acquired shares through the exercise of stock options granted to them under the 1994 Stock Option Plan and/or 1999 Performance Incentive Plan or pursuant to the 1999 Directors Restricted Stock Plan and/or the 1998 Executive Incentive Plan (together, the "Plans").

     Our common stock is quoted on the Nasdaq National Market under the symbol "HPII." On September 25, 2000, the closing price of a share of our common stock on the Nasdaq National Market was $1.56 per share. The Selling Securityholders may sell their shares directly or indirectly in one or more transactions on the Nasdaq National Market or on any stock exchange on which the shares may be listed at the time of sale, in privately negotiated transactions, or through a combination of such methods. These sales may be at fixed prices (which may be changed), at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at fixed prices (which may be changed) or at negotiated prices.

     To the knowledge of Home Products, the Selling Securityholders do not have any arrangements with any other brokerage firms regarding the sale of their shares.

     The Selling Securityholders may sell shares through one or more agents, brokers or dealers or directly to purchasers. Such brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the Selling Securityholders and/or purchasers of the shares, or both (which compensation as to a particular broker or dealer may be in excess of customary commissions). In connection with such sales, the selling Securityholders and any participating broker or dealer may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions they receive and the proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act.

     Home Products will not receive any proceeds from the sale of the shares by the Selling Securityholders.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 5.

     Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The date of this reoffer prospectus is September 26, 2000.

                                TABLE OF CONTENTS

Additional Information............................................3
Incorporation of Certain Documents by Reference...................4
Reoffer Prospectus Summary........................................4
Home Products International, Inc..................................4
Risk Factors......................................................5
Cautionary Notice Regarding Forward-Looking Statements.......... 11
Use Of Proceeds..................................................11
Selling Securityholders..........................................12
Plan Of Distribution.............................................15
Legal Matters....................................................15
Experts..........................................................15
Incorporation Of Certain Documents By Reference..................16

                                  ------------

     You should rely only on the information in this reoffer document or any supplement. We have not authorized anyone to provide you with information that is different from that which is contained or incorporated by reference into this document. This document may only be used where it is legal to sell these securities. You should assume that the information in this document is accurate only as of the date of this document.

                             ADDITIONAL INFORMATION

     Home Products has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-8 under the Securities Act with respect to the shares of common stock offered hereby. This reoffer prospectus does not contain all of the information set forth or incorporated by reference in the registration statement and the exhibits thereto. For further information with respect to Home Products and the common stock offered hereby, reference is made to the registration statement and the exhibits thereto. Statements contained in this reoffer prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance where a copy of such contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed, each such statement being qualified in all respects by such reference.

     Home Products is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, files reports and other information with the Commission. The registration statement, including exhibits, and the reports and other information filed by Home Products can be inspected without charge at the public reference facilities maintained by the Commission at the Commission's principal office at 450 Fifth Street, N.W., Room 1024, Washington, D.C., 20549, and at the Regional Offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from such offices at fees prescribed by the Commission. The public may obtain information on the operation of the Public Reference room by calling the Commission at 1-800-SEC-0330. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of this site is http://www.sec.gov. Home Products' shares are quoted on the Nasdaq National Market under the symbol "HPII."

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed with the Commission, are incorporated by reference herein:

     (a) Home Products' Quarterly Report on Form 10-Q for the fiscal quarter ended June 24, 2000, filed as of August 8, 2000;

     (b) Home Products' Quarterly Report on Form 10-Q for the fiscal quarter ended March 25, 2000, filed as of May 9, 2000;

     (c) Home Products' Current Report on Form 10-K for the fifty two weeks ended December 25, 1999, filed as of March 24, 2000; and

     (d) The description of Home Products' common stock contained in its Registration Statement on Form S-4A (Registration Statement No. 333-56549) filed on July 10, 1998 pursuant to Section 12(g) of the Exchange Act, including any amendment or reports filed for the purpose of updating such description.

     All documents filed by Home Products pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to and subsequent to the date hereof and prior to the termination of the offering shall be deemed to incorporated by reference into this reoffer prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or superseded for purposes of this reoffer prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

     Home Products will provide without charge to any person to whom this reoffer prospectus is delivered, upon written or oral request of such person, a copy of each document incorporated by reference in the registration statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into this reoffer prospectus). Requests should be directed to James E. Winslow at Home Products International, Inc., 4501 W. 47th Street, Chicago, Illinois 60632. Home Products' telephone number is 773-890-1010 and its Web site is located at http://www.hpii.com. Information on Home Products' Web site is not incorporated by reference into this reoffer prospectus.

                           REOFFER PROSPECTUS SUMMARY

     The following summary may not contain all of the information that may be important to you. You should read the entire reoffer prospectus before deciding whether to invest in our common stock. The following summary is qualified in its entirety by the more detailed descriptions and financial information and statements appearing elsewhere in this reoffer prospectus and the documents incorporated herein by reference.

                        HOME PRODUCTS INTERNATIONAL, INC.

     Through our wholly-owned subsidiary, Home Products International - North America, Inc., we are a leading designer, manufacturer and marketer of a broad-range of value-priced, quality consumer houseware products in the United States. Our significant product lines include (i) ironing boards, covers and pads, (ii) home/closet organization products, (iii) plastic storage containers and totes, (iv) laundry accessories, (v) bath and shower organization products,
(vi) kitchen/food storage products; (vii) disposable plastic tableware and drinkware; and (viii) juvenile storage products. We provide a substantial array of up-to-date, quality products on a timely basis and are committed to providing additional support services to our customers, (such as just-in-time delivery, product planograms and point of purchase advertising). Our strong relationships with our base of retailers (including Wal-Mart, Target and Kmart) enable us to work to develop products that are well received by both retailers and the consumers.

     We own or lease a total of 11 manufacturing facilities, and consider all of our facilities to be in good operating condition. We currently have physical properties, both owned and leased, in 21 U.S. locations, including Illinois, Massachusetts, Missouri, Georgia, Texas, Indiana, North Carolina and Minnesota. We also have a facility in Reynosa, Mexico. Our principal executive office is located at 4501 W. 47th Street, Chicago, Illinois 60632, and our telephone number is 773-890-1010. We maintain a site on the World Wide Web at http://www.hpii.com; however, the information found on our Website is not part of this reoffer prospectus.

                                  RISK FACTORS

     INVESTING IN OUR COMMON STOCK INVOLVES RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS REOFFER PROSPECTUS BEFORE YOU PURCHASE ANY OF OUR COMMON STOCK. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES WE FACE. ADDITIONAL RISKS AND UNCERTAINTIES, INCLUDING THOSE THAT WE DO NOT KNOW ABOUT NOW OR THAT WE CURRENTLY DEEM IMMATERIAL, MAY ALSO ADVERSELY AFFECT OUR BUSINESS.

     In addition to the other information in this reoffer prospectus, prospective investors should carefully consider the following risk factors in evaluating us, our business and an investment in our common stock. Unless specified otherwise in this document, the terms "we," "us" or "our" refers to Home Products International, Inc.

     This reoffer prospectus contains forward-looking statements. These statements relate to future events or future financial performance. In some cases, you can identify forward-looking statements by terminology such "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or other comparable terms and terminology. These statements are only predictions. In evaluating these statements, you should specifically consider various factors, including the risks outlined below. These factors may cause our actual results to differ materially from any forward-looking statement. See "Special Note Regarding Forward-Looking Statements."

NEW BRAND NAME; INTERNAL RESTRUCTURING AND CONSOLIDATION CHARGES

     In July of 1999, we announced a restructuring plan to further maximize our marketing and operational productivity and to further strengthen relationships with our key retail partners. The major elements of our restructuring focus on a newly created national branding strategy, elimination of low volume sku's and the consolidation of sales, marketing and administrative functions. As part of this restructuring, we performed an extensive product line and sku review. Consequently, sku's representing less than 1% of our consolidated 1999 sales were eliminated. Also as part of the restructuring process, Home Products consolidated, effective December 26, 1999, its Tamor Corporation, Selfix-Seymour and Plastics, Inc. businesses, which will now operate under the name Home Products International - North America, Inc.

     As a result of the restructuring, we recorded special, restructuring and other non-recurring charges in the third quarter of 1999 totaling $15.0 million (before tax benefit of $6,000). The total pretax charge has been allocated $8.6 million to cost of goods sold and $6.4 million to operating expenses. We anticipate that our restructuring strategy will help position us for long-term expansion by creating cost-savings through increased efficiencies and by reducing redundancies in our operations. We anticipate that this restructuring will result in annual pre-tax savings.

OPERATION THROUGH SUBSIDIARY

     We are a holding company and conduct most of our operations through our wholly-owned (recently consolidated) subsidiary, Home Products International - North America, Inc. ("HPI-NA"). As a result, we rely upon HPI-NA to provide the funds necessary to meet our obligations, including the payment of interest and principal on our existing indebtedness. Creditors of HPI-NA generally will have priority over creditors of Home Products with respect to the assets of HPI-NA.

SUBSTANTIAL LEVERAGE; DEBT SERVICE OBLIGATIONS; LIQUIDITY

     As of December 25, 1999, Home Products had $226.9 million of indebtedness. This indebtedness is partly comprised of certain senior subordinated notes of Home Products which we offered in the second quarter of 1998. At that time, we offered, upon certain terms and conditions, to exchange $1,000 principal amount of 9 5/8% Senior Subordinated Notes due 2008 (the "Exchange Notes") of Home Products for each $1,000 principal amount of the issued and outstanding 9 5/8% Senior Subordinated Notes due 2008 (the "Original Notes," and the Original Notes and the Exchange Notes, collectively, the "Notes") of Home Products from the holders thereof. The Original Notes and the Exchange Notes were issued under an Indenture (the "Indenture"), dated as of May 14, 1998, among Home Products, certain of its former subsidiaries which are now consolidated into one subsidiary, HPI-NA, and LaSalle National Bank, as trustee.

     The Original Notes and the Exchange Notes are identical in all material respects, except that the Exchange Notes have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and therefore, do not bear legends restricting their transfer and do not contain certain other provisions. In contrast, we sold the Original Notes to Chase Securities Inc. and NationsBanc Montgomery Securities LLC on May 14, 1998 in a transaction not registered under the Securities Act in reliance upon an exemption under the Securities Act. In general, the Original Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act.

     The Notes are unsecured senior subordinated obligations of Home Products, limited to $125 million aggregate principal amount, and will mature on May 15, 2008. Interest is computed on the basis of a 360 day year comprised of twelve 30 day months. Our payment obligations under the Exchange Notes are conditionally guaranteed (the "Guaranty"), on a senior subordinated basis by HPI-NA.

     On September 8, 1998, we entered into an amended and restated credit facility with the Chase Manhattan Bank, as administrative agent, and the several lenders parties thereto, pursuant to which our revolving credit facility was increased from a maximum aggregate principal of $100 million to a maximum aggregate principal amount of $150 million (the "Amended Credit Facility"). Our obligations under the Amended Credit Facility are unconditionally and irrevocably guaranteed by HPI-NA. Indebtedness under our Amended Credit Facility is secured by a first priority security interest in (i) all of the capital stock of HPI-NA and certain foreign subsidiaries provided that the granting of such security interest does not create an adverse tax consequence and (ii) all tangible and intangible assets of Home Products and HPI-NA, with certain negotiated exceptions. As of December 25, 1999, we had $95.3 million outstanding under the Amended Credit Facility.

     We have other indebtedness in the form of an Industrial Development Revenue Bond. Through our subsidiary, HPI-NA f/k/a Selfix, Inc. (the "Selfix Project"), we have a variable rate demand Industrial Development Revenue Bond outstanding. The Selfix Project bond has a principal balance of $2 million, was issued in September 1990 and matures on September 1, 2005. Interest on this bond is based on a variable rate payable monthly and principal payments are due annually on December 1.

     Our leverage creates numerous risks. For instance, our ability to make scheduled payments of principal of, or to pay the interest, if any, on, or to refinance our indebtedness (including the Notes), or to fund planned capital expenditures will depend on our future financial and operating performance. Our future performance is subject to general economic, financial, competitive, legislative, and regulatory factors that are beyond our control. Based on the current and anticipated level of operations, management believes that cash flows from operations and available cash, together with available borrowings under our Amended Credit Facility, will be adequate to meet our anticipated future requirements for working capital, budgeted capital expenditures, and scheduled payments of principal and interest on our indebtedness, for the foreseeable future. There can be no assurance that our business will generate sufficient cash flows from operations or that future borrowings will be available under our Amended Credit Facility in an amount sufficient to enable us to service our indebtedness or make anticipated capital expenditures.

     The degree to which we are leveraged could have negative consequences for the holders of the Notes and could negatively affect us as follows: (i) our ability to obtain additional financing for working capital, capital expenditures, or general corporate purposes could be impaired; (ii) a substantial portion of our cash flow from operations is required to be dedicated to the payments of principal and interest on our existing indebtedness, thereby reducing the funds available to us for other purposes; (iii) certain indebtedness under our Amended Credit Facility is at be at variable rates of interest, which causes us to be vulnerable to increases in interest rates; (iv) all of the indebtedness outstanding under our Amended Credit Facility is secured by substantially all of our assets and becomes due prior to the time the principal on the Notes becomes due; (vii) we are substantially more leveraged than certain of our competitors, which might place us at a competitive disadvantage; and (viii) our degree of leverage could make us more vulnerable in the event of a downturn in general economic conditions or in our business. In addition, the degree to which we are leveraged could prevent us from repurchasing all of the Notes tendered to us upon the occurrence of a change of control, which includes, among other things, a sale of stock or substantially all of the assets of our business.

SUBORDINATION; ASSET ENCUMBRANCE

     The Notes are general unsecured obligations of Home Products that are subordinated to all Senior Indebtedness of Home Products. The Guaranty is a general unsecured obligation of HPI-NA that also is subordinated to all Senior Indebtedness of HPI-NA. For purposes herein, "Senior Indebtedness" means (i) the Bank Indebtedness in the case of Home Products and (ii) any other Senior Indebtedness which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders of the Notes are committed to lend up to, at least $25 million and is specifically designated in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture. "Bank Indebtedness" means any and all amounts, whether outstanding on the date the Notes were originally issued or thereafter incurred, payable by Home Products or HPI-NA under or in respect of the Senior Credit Agreement and any related notes, collateral documents, letters of credit and guarantees or any Interest Rate Agreement entered into with a lender (as defined in the Senior Credit Agreement) in connection with the Senior Credit Agreement, including principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Home Products at the rate specified therein whether or not a claim for post filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof. "Senior Credit Agreement" means (i) the Senior Secured Credit Agreement entered into among Home Products, The Chase Manhattan Bank, as Administrative Agent, and the lenders parties thereto from time to time, as the same may be amended, supplemented or otherwise modified from time to time and any guarantees issued thereunder and (ii) any renewal, extension, refunding, restructuring, replacement or refinancing thereof (whether with the original Administrative Agent and lenders or another administrative agent or agents or other lenders and whether provided under the original Senior Credit Agreement or any other credit or other agreement or indenture).

RESTRICTIVE COVENANTS

     The Amended Credit Facility and the Indenture include certain covenants that, among other things, limit: (i) the making of investments, loans and advances and the paying of dividends and other restricted payments; (ii) the incurrence of additional indebtedness; (iii) the granting of liens, other than liens created pursuant to the Amended Credit Facility and certain permitted liens; (iv) mergers, consolidations and sales of all or a substantial part of our business or property; (v) the sale of assets; and (vi) the making of capital expenditures. The Amended Credit Facility also requires us to maintain certain financial ratios, including interest coverage and leverage ratios. Our ability to comply with these and other provisions of the Amended Credit Facility may be affected by changes in economic or business conditions, results of operations or other events beyond our control. The breach of any of these covenants could result in a default under the Amended Credit Facility, in which case, depending on the actions taken by the lenders thereunder or their successors or assignees, such lenders could elect to declare all amounts borrowed under the Amended Credit Facility, together with accrued interest, to be due and payable, and we could be prohibited from making payments with respect to the Notes until the default is cured or until our Senior Indebtedness is paid or satisfied in full. If we were unable to repay such borrowings, such lenders could proceed against their collateral. If the indebtedness under the Amended Credit Facility were to be accelerated, there can be no assurance that our assets would be sufficient to repay in full such indebtedness and our other indebtedness, including the Notes.

CUSTOMER CONCENTRATION; CONSOLIDATING CUSTOMER BASE

     During fiscal 1999, Wal-Mart, Kmart and Target accounted for approximately 18.2%, 15.0% and 11.4%, respectively, of our gross sales. These same customers accounted for approximately 18.5%, 12.1% and 8.7%, respectively, of our gross sales in fiscal 1998. During fiscal 1998 and 1999, no customer other than one of the three named represented 10% or more of total net sales. Although we believe that our relationships with Wal-Mart, Kmart, Target and our other large customers are good, we do not have long-term purchase agreements or other contractual assurances as to future sales to these customers. If any significant customer purchases substantially less from us, it would adversely affect our financial condition and results of operations. Moreover, continued consolidation within the retail industry may result in an increasingly concentrated customer base. To the extent such consolidation continues to occur, our revenues and profitability may be more sensitive to a significant deterioration in the financial condition of, or other adverse developments in our relationships with, one or more customers. From time to time, we have experienced credit losses when customers have obtained protection under bankruptcy or similar laws. Although such credit losses have not had a material adverse effect on us to date, there can be no assurance that future credit losses will not adversely affect us in a material way.

COMPETITION

     The housewares industry is highly fragmented and management believes that no single supplier accounts for more than 10% of total market sales. We compete with a significant number of companies, some which have greater name-brand recognition, larger customer bases and/or significantly greater resources than us. The Company's key competitors include Newell Rubbermaid and Sterilite. There are no regulatory or other barriers to entry of new competitors into the Company's markets. There is no guaranty that we will be able to compete successfully against current and future sources of competition. We also do not know whether or not the current competitive pressures we face will adversely affect our profitability or financial performance.

     The Company believes that large national retailers are continuing to reduce the number of suppliers of housewares products with which they do business to improve margins and operating efficiencies. These retailers are forming key relationships with suppliers that can provide complete product lines within product categories, profitable fast-turning products, timely delivery and merchandising support. Although there can be no assurances, with its numerous product lines and strong relationships with these retailers, the Company hopes that it is positioned to continue to meet their needs.

     A number of our products are similar in design and/or function to competitors' products. There can be no assurance that third parties will not assert infringement or misappropriation claims against us in the future with respect to current or future products. Any claims such as these, including any litigation, could be costly and could have a material adverse effect on our financial position and results of operations, regardless of whether any of these claims had merit.

AVAILABILITY

     The primary raw material used in our plastic injection molding operations is plastic resin, primarily polypropylene. We expect to use in excess of 150 million pounds of resin in 2000. Resin is a spot commodity with pricing parameters tied to supply and demand characteristics beyond our control. We are able to purchase some of our resin through brokers in a secondary market. This enables us to buy significant quantities at a discount. Plastic resin is utilized by a number of different industries, many of which are quite different from the housewares business. For example, the automobile and housing industries are very large users of plastic resin. As such, demand changes in the automobile industry or the number of new housing starts can have an impact on plastic resin pricing.

     We have no long-term supply contracts for the purchase of resin, although we generally maintain a 60-day supply of resin. The cost of plastic resin increased in the later quarters of 1999, and there can be no assurance that this trend will not continue in the future. There is also no efficient futures market for plastic resin. As such, we cannot lock in our costs without purchasing significant quantities beyond our immediate manufacturing needs. Management has determined that it will purchase resin in quantities that best fit our manufacturing needs and ability to store such purchases. In the past, we have had limited ability to increase product pricing in response to plastic resin price increases. Any future increases in the price of plastic resins could have a material adverse effect on our financial position and results of operations. We generally attempt to reduce our resin costs by purchasing off-prime grades of material primarily through brokers in secondary markets thereby enabling us to buy resin at a discount. There is no assurance that we will continue to have available necessary quantities of resin at reasonable prices.

     The primary raw materials used in our laundry management operations are cold rolled steel and greige fabric. We purchase approximately 22,000 tons of cold rolled steel annually, typically at spot prices. The lack of availability of steel or any price increases as a result thereof could have a material adverse effect on us. Greige fabric, purchased from brokers, is a cotton based product with pricing tied to the world cotton markets. Purchases of greige fabric approximate 7 million yards annually.

     We sell our products through retailers, including mass merchandisers, supermarkets, hardware stores, specialty stores and other retail channels. Retail sales depend, in part, on general economic conditions. If general economic conditions suffered a significant decline, it could have a negative impact on sales by retailers of products we sell. Consequently, this negative impact could have an adverse effect on our sales, profitability and cash flows. Houseware manufacturers and marketers, including ourselves, may increase their discounting and promotional activities because of retail environments which are poor or perceived to be poor, whether due to economic or other conditions. These activities could have an adverse effect on our profit margins and, consequently, our results of operations. If there is such an unfavorable retail environment, we may not be able to fully offset the impact of inflation through price increases.

RECENT LOSS

     We have incurred operating losses in one of the last five fiscal years. Our operating loss was $4.0 million in 1995. Beginning in 1994, our management restructured our company's operations to improve our profitability by, among other things, eliminating unprofitable product lines, reducing overhead, upgrading financial controls and increasing international distribution capabilities. After implementing the restructuring, we had operating profits of $1.4 million in fiscal 1996, $12.7 million in fiscal 1997, $30.7 million in fiscal 1998 and $23.8 million in 1999. Although we have restructured our operations and returned to profitability, there is no assurance that we will be able to maintain profitability.

DEPENDENCE ON KEY PERSONNEL

     Our success depends, in large part, upon the efforts and abilities of our senior management team. If we lost the services of one or more of our senior management team or other key employees, it could have a material adverse effect on our business.

LABOR RELATIONS

     As of December 25, 1999, we employed 1,576 persons in the United States and Mexico. Approximately 87 are hourly employees at our Leominster, Massachusetts facility. These employees are covered by a collective bargaining agreement which expires in April 2002. In addition, approximately 100 hourly employees at our Chicago, Illinois facilities are covered by a collective bargaining agreement which expires in January 2001; 250 hourly employees at our Reynosa, Mexico facility are covered by a collective bargaining agreement which expires in December 2000; and 173 hourly employees at our Eagan, Minnesota facility are covered by a collective bargaining agreement which expires in November 2000. We utilize the services of approximately 390 temporary workers in our injection molding operations, for assembly and in certain warehouses. Although we believe our relationship with our employees is good, there can be no assurance that we will successfully renegotiate the labor contracts when they expire without work shortages. However, we do not anticipate having problems renegotiating any contracts that would materially affect our results of operations.

YEAR 2000 COMPLIANCE

     Currently, we have not discovered any problems associated with the programming code in existing computer and software systems with the transition to the millennium ("Year 2000"). In preparing our computer and software systems for the transition to the Year 2000, we incurred approximately $500,000 in expenditures. Although no customers, vendors or others have communicated to us any Year 2000 compliance problems, we could be adversely affected should such problems arise. There can be no assurance that the systems of other companies on which our systems rely were successfully converted. We could be materially affected because of another company's failure to convert, or because of a conversion that is incompatible with our systems.

RISKS ASSOCIATED WITH DEVELOPING NEW PRODUCTS

     In order to remain competitive, we are developing and introducing new products and product modifications and intend to continue to develop and introduce other new products in the future. We may have to make a significant investment of our financial resources in order to develop, produce and market these new products. Although management intends to introduce and develop new products which are complementary to our existing products, we may encounter production and marketing obstacles which would have a material adverse effect on the sales of these new products and our results of operations because we have no assurance that retailers or the consumer will respond to these new products.

ENVIRONMENTAL REGULATION

     Our operations are subject to a wide variety of federal, state and local laws and regulations governing, among other things, emissions to air, discharge to waters, the generation, handling, storage, transportation, treatment and disposal of hazardous substances and other materials, and employee health and safety matters. Also, as an owner and/or operator of real property or a generator of hazardous substances, we may be subject to environmental cleanup liability, regardless of fault, pursuant to the Comprehensive Environmental Response Compensation and Liability Act or analogous state laws.

     We obtained an environmental report in connection with the acquisition of Tamor Corporation, which indicated that Tamor needed to have a third party perform certain remedial work relating to ground contamination of Tamor's Leominster, Massachusetts facility. The former shareholders of Tamor escrowed $1.1 million to pay for, among other things, any required remediation at the Leominster, Massachusetts facility. We have completed certain remediation projects at the Leominster, Massachusetts facility. We believe that the cost of the remediation already completed, plus the cost of any additional remediation that may be required in the future, will be less than the amount of the escrow, provided the building is continued to be used as a manufacturing facility.

     In addition, during the course of our due diligence investigation in connection with our acquisition of the assets of Anchor Hocking Plastics, we became aware of certain environmental compliance issues pertaining to our Coon Rapids, Minnesota property. Although the extent of such non-compliance has not yet been determined, pursuant to our acquisition agreement with Newell Rubbermaid, the parent of Anchor Hocking Plastics, Newell retained responsibility for any liabilities and related costs associated with environmental non-compliance at the Coon Rapids site arising prior to the acquisition date.

     Except as described above, we believe that our properties and facilities are in compliance, in all material respects, with applicable federal, state and local laws, ordinances and regulations concerning the presence of hazardous substances and that continued compliance with such laws, ordinances and regulations will not have a material effect on our capital expenditures, earnings or competitive position. However, we are unable to give any assurances that (i) future laws, ordinances or regulations will not require or impose any material expenditures or liabilities in connection with any environmental conditions on our facilities, (ii) the current environmental condition of our properties will not be affected by the condition of properties in the vicinity of our facilities or by unrelated third parties and (iii) prior owners of any of our properties and facilities did not create environmental problems of which we are not aware.

STOCK PRICE VOLATILITY

     The market price of our common stock is highly volatile and is likely to be subject to wide fluctuations in response to factors such as the following, which are beyond our control:

     -  quarterly variations in our operating results;
     - operating results that vary from the expectations of securities analysts and investors;
     - changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;
     -  changes in market valuations of other similar manufacturing companies;
     - announcements of technological innovations or new services by us or our competitors;
     - announcements by us or by our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
     -  loss of a major customer;
     -  changes in the status of our intellectual property rights;
     - announcements by third parties of significant claims or proceedings against us or adverse developments in pending proceedings;
     -  additions or departures of key personnel;
     -  future sales of our common stock; and
     -  stock market price and volume fluctuations.

     Market fluctuations, as well as general political and economic conditions, such as a recession or interest rate or currency rate fluctuations, also may decrease the market price of our common stock.

                                CAUTIONARY NOTICE
                      REGARDING FORWARD-LOOKING STATEMENTS

     This reoffer prospectus contains forward-looking statements for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance express or implied by these forward-looking statements. Significant factors, including those listed under "Risk Factors" and elsewhere in this reoffer prospectus, could cause our actual results and performance to be materially different from our expectations.

     You can generally identify forward-looking statements by terminology such as "may," "will," "should," "could," "intends," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or other comparable terminology.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that these expectations will prove to have been correct. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this reoffer prospectus.

                                 USE OF PROCEEDS

         Home Products will not receive any proceeds from the sale of shares which may be sold pursuant to this reoffer prospectus for the respective accounts of the Selling Securityholders. All such proceeds, net of brokerage commissions, if any, will be received by the Selling Securityholders. See "Selling Securityholders" and "Plan of Distribution."

                             SELLING SECURITYHOLDERS

     The table below sets forth information with respect to the beneficial ownership of Selling Securityholders who have acquired shares or options to purchase shares under the Plans prior to the filing of the registration statement of which this prospectus is a part. Beneficial ownership is based upon 7,272,471 shares outstanding as of September 25, 2000. Shares of common stock subject to options that are exercisable within 60 days of September 25, 2000 are deemed to be outstanding and to be beneficially owned by the person holding such options or warrants. We will pay all expenses of preparing and reproducing this reoffer prospectus, but we will not receive any portion of the proceeds of the sale of any such shares. The Selling Securityholders will pay any and all brokerage commissions charged to sellers in connection with any sales.


                                                                                                    % of Shares To
                                                                                                    Be Beneficially
                                                                                                      Owned After
                                                      Number of Shares       Number of Shares       Shares Offered
                                                     Beneficially Owned         That May Be         Hereby Are Sold
Name                         Position                 Prior To Offering      Offered Hereby(1)      In The Offering
----                         --------                 -----------------      -----------------      ---------------
James Tennant                Chairman and CEO            1,021,099               1,037,110                     *
James Winslow                Executive VP and CFO          128,135                 142,584                     *
Jeffrey Dolan                General Manager of             69,267                  90,600                     *
                             Subsidiary
Joel Spungin                 Director                       22,500                  22,473                     *
Daniel Shure                 Director                       27,900                  19,637                     *
Marshall Ragir               Director                      245,993                  21,699                     *
Jeffrey Rubenstein           Director                       46,900                  15,000                     *
Charles Campbell             Director                       32,547                  16,547                     *
Joseph Gantz                 Director                       20,500                  17,137                     *
Stephen Murray               Director                       12,500                  16,258                     *
P. Graves                    Employee                            *                  37,416                     *
D. Niemi                     Employee                            *                     100                     *
O. Aburto                    Employee                            *                     100                     *
B. Shea                      Employee                            *                     100                     *
D. Tongue                    Employee                            *                     100                     *
D. Stoffregen                Employee                            *                     100                     *
A. Abella                    Employee                            *                     100                     *
M. Brandenburg               Employee                            *                     100                     *
J. Bunch                     Employee                            *                     100                     *
C. Virgil                    Former Employee                     *                     100                     *

                                                                                                    % of Shares To
                                                                                                    Be Beneficially
                                                                                                      Owned After
                                                      Number of Shares       Number of Shares       Shares Offered
                                                     Beneficially Owned         That May Be         Hereby Are Sold
Name                         Position                 Prior To Offering      Offered Hereby(1)      In The Offering
----                         --------                 -----------------      -----------------      ---------------
E. Coleman                   Employee                            *                     100                     *
M. Fajardo                   Employee                            *                     100                     *
M. Foster                    Employee                            *                     100                     *
S. Garcia                    Employee                            *                     100                     *
S. Guterrez                  Employee                            *                     100                     *
R. Holz                      Employee                            *                  32,600                     *
D. Johnson                   Employee                            *                     100                     *
C. Liber                     Employee                            *                     100                     *
B. Mariani                   Employee                            *                   5,067                     *
K. Mogielnicki               Employee                            *                     100                     *
I. Nash                      Employee                            *                     100                     *
S. Patel                     Employee                            *                     100                     *
L. Popoca                    Employee                            *                     100                     *
L. Randle                    Former Employee                     *                     100                     *
J. Ruda                      Employee                            *                     100                     *
T. Ruda                      Employee                            *                     100                     *
J. Salamanca                 Employee                            *                     100                     *
B. Schultz                   Employee                            *                     100                     *
C. Bogacz                    Employee                            *                   1,000                     *
C. Tartol                    Employee                            *                   1,100                     *
R. Taylor                    Employee                            *                     100                     *
H. Watson                    Employee                            *                     100                     *
R. Weber                     Former Employee                     *                     100                     *
S. White                     Employee                            *                     100                     *
S. Wright                    Former Employee                     *                     100                     *
R. Yandell                   Employee                            *                   2,000                     *
C. Miller                    Employee                            *                   2,000                     *
J. Kastelic                  Former Employee                     *                  15,100                     *
K. Giometti                  Employee                            *                     100                     *
J. Lacambra                  Employee                            *                  27,250                     *
J. Pugh                      Employee                            *                  16,500                     *
R. Simpson                   Employee                            *                     500                     *

                                                                                                    % of Shares To
                                                                                                    Be Beneficially
                                                                                                      Owned After
                                                      Number of Shares       Number of Shares       Shares Offered
                                                     Beneficially Owned         That May Be         Hereby Are Sold
Name                         Position                 Prior To Offering      Offered Hereby(1)      In The Offering
----                         --------                 -----------------      -----------------      ---------------
T. Beamer                    Former Employee                     *                  29,500                     *
C. Avery                     Employee                            *                  25,000                     *
F. Biller                    Employee                            *                  20,000                     *
H. Glatt                     Former Director of                  *                  10,000                     *
                             Former Subsidiary

-----------------
*     Less than 1%.

(1) Includes all shares that are being registered under this Registration Statement on Form S-8, even if such shares (a) are not subject to options that are exercisable within 60 days of September 25, 2000 or (b) the issuance of which has been deferred under the Company's deferred compensation plan for directors, which shares are not, accordingly, included in the other columns of this table as beneficially owned.

                              PLAN OF DISTRIBUTION

     Subject to the volume limitations in Rule 144(e) of the Securities Act of 1933, as amended, and subject to certain contractual limitations and the provisions of the Plans, shares of our common stock underlying the options under the Plans may be sold from time to time directly by or on behalf of a Selling Securityholder in one or more transactions on the Nasdaq Stock Market or on any stock exchange on which the common stock may be listed at the time of sale, in privately negotiated transactions or through a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices (which may be changed) or at negotiated prices. The Selling Securityholders may sell shares through one or more agents, brokers or dealers or directly to purchasers. Such brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the Selling Securityholders and/or purchasers of the shares or both (which compensation as to a particular broker or dealer may be in excess of customary commissions).

     In connection with such sales, the Selling Securityholders and any participating broker or dealer may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions they receive and the proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. All expenses related to the registration of the shares will be paid by Home Products, including the expenses of preparing and reproducing this reoffer prospectus.

     In order to comply with certain state securities laws, if applicable, the shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the shares may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from regulation or qualification is available and is complied with. Sales of shares must also be made by the Selling Securityholders in compliance with all other applicable state securities laws and regulations.

     In addition to any shares sold hereunder, Selling Securityholders may, at the same time, sell any shares of common stock, including the shares, owned by them in compliance with all of the requirements of Rule 144, regardless of whether such shares are covered by this reoffer prospectus.

     We can provide no assurance that any of the Selling Securityholders will sell any or all of the shares offered by them hereby.

     We have notified the Selling Securityholders of the need to deliver a copy of this reoffer prospectus in connection with any sale of the shares.

                                  LEGAL MATTERS

     The validity of the shares of our common stock offered by this reoffer prospectus will be passed upon for Home Products by Much, Shelist, Freed, Denenberg Ament & Rubenstein, P.C., Chicago, Illinois, which serves as the Company's general counsel. Jeffrey C. Rubenstein, a principal of Much Shelist Freed Denenberg Ament & Rubenstein, P.C., is a director of Home Products since September 1986 and is the beneficial holder of (i) options to purchase 15,000 shares of the common stock of Home Products and (ii) approximately 32,900 shares of such common stock, the fair market value of which exceeds $50,000.

                                     EXPERTS

     The financial statements and schedules incorporated by reference in this reoffer prospectus from Home Products' registration statement on Form S-4A (No. 333-56549) have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following information filed with the Securities and Exchange Commission is incorporated by reference herein: Home Products' Registration Statement of Form S-4A (Registration Statement No. 333-56549) originally filed with the Securities and Exchange Commission on July 10, 1998, including any amendment or report thereto subsequently filed by Home Products for the purpose of updating that registration statement pursuant to the Securities Act of 1933, as amended.

     All documents filed by Home Products pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities and Exchange Act of 1934 subsequent to the date hereof and prior to the termination of the offering shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this reoffer prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this reoffer prospectus.

     Home Products will provide without charge to any person to whom this reoffer prospectus is delivered, upon written or oral request of such person, a copy of each document incorporated by reference in the registration statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into this reoffer prospectus). Requests should be directed to Home Products International, Inc., 4501 W. 47th Street, Chicago, Illinois 60632, attention: James E. Winslow (telephone 773-890-1010).

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference

     The following documents, heretofore filed by Home Products with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated by reference, except as superseded or modified herein:

          (a) Home Products' Current Report on Form 10-K for the fifty-two weeks ended December 25, 1999, filed as of March 24, 2000;

          (b) Home Products' latest prospectus filed on Form S-4A pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended (the "Securities Act");

          (c) Home Products' Quarterly Report on Form 10-Q for the fiscal quarter ended March 25, 2000, filed as of May 9, 2000;

          (d) Home Products' Quarterly Report on Form 10-Q for the fiscal quarter ended June 24, 2000, filed as of August 8, 2000; and

          (e) The description of the common stock set forth in Home Products' Registration Statement on Form S-4A (File No. 333-56549) filed with the Commission on July 10, 1998, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed with the Commission by Home Products pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities

        Not applicable.

Item 5. Interests of Named Experts and Counsel

     Certain legal matters in connection with the validity of the shares of Common Stock offered hereby will be passed upon for Home Products by Much Shelist Freed Denenberg Ament & Rubenstein, P.C., Chicago, Illinois, which serves as the Company's general counsel. Jeffrey C. Rubenstein, a principal of Much Shelist Freed Denenberg Ament & Rubenstein, P.C., is a Director of Home Products since September 1986 and is the beneficial holder of approximately 32,900 shares of the common stock of Home Products and options to purchase an additional 15,000 shares, the fair market value of which exceeds $50,000.

Item 6. Indemnification of Directors and Officers

     Home Products is a Delaware corporation. Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payments of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

     Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any person, including a director or officer, who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the corporation's best interest and, for criminal proceedings, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any officer or director in any action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or a present or former director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses that such person actually and reasonably incurred.

     The Certificate of Incorporation of Home Products limits the personal liability of directors to the fullest extent permitted by Delaware law. In addition, Home Products' Certificate of Incorporation and By-laws provide that the Company shall, to the fullest extent permitted by Delaware law, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of Home Products or is or was serving at the request of Home Products as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any and all expenses, liabilities or other matters referred to or covered by Delaware law, which were reasonably incurred by such person. This indemnification is in addition to any other rights of indemnification to which such persons may be entitled under Home Products' Certificate of Incorporation, By-laws, any agreement or vote of shareholders or disinterested directors or otherwise.

     Home Products' Certificate of Incorporation and By-laws also permit it to secure insurance on behalf of any director, officer, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether Delaware law, the Certificate of Incorporation or By-laws would permit indemnification.

     The description of Delaware law is not intended to be complete. The description of Home Products' Certificate of Incorporation and its By-laws is not intended to be complete and is respectively qualified in its entirety by such Certificate and By-laws, copies of which have been filed by Home Products with the Commission.

Item 7. Exemption from Registration Claimed

        Not applicable.

Item 8. Exhibits

Exhibit
Number                                               Exhibit Title
-------

5.1* Opinion of Much Shelist Freed Denenberg Ament & Rubenstein, P.C. regarding legality.

10.1 Home Products International, Inc. f/k/a Selfix, Inc. 1994 Stock Option Plan (incorporated by reference to Exhibit A of the Home Products Proxy Statement for its 1994 Annual Meeting).

10.2 Home Products International, Inc. 1999 Performance Incentive Plan (incorporated by reference to Exhibit B of the Home Products Proxy Statement for its 1999 Annual Meeting).

10.3 Home Products International, Inc. 1999 Directors Restricted Stock Plan (incorporated by reference to Exhibit A of the Home Products Proxy Statement for its 1999 Annual Meeting).

10.4 Home Products International, Inc. 1998 Executive Incentive Plan (incorporated by reference to Exhibit B of the Home Products Proxy Statement for its 1998 Annual Meeting).

23.1*  Consent of Arthur Andersen LLP

23.2* Consent of Much Shelist Freed Denenberg Ament & Rubenstein, P.C. (included as part of Exhibit 5.1).

24.1*  Power of Attorney (included on the signature page).

------------------------------
*Filed herewith

Item 9. Undertakings

        (a) The undersigned registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities At of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or in the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          Provided, however, that the undertakings set forth in paragraphs
     (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by registrant pursuant to Section 13 of Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on September 26, 2000.

                                           HOME PRODUCTS INTERNATIONAL, INC.


                                           By:    /s/ James R. Tennant
                                              ----------------------------------
                                                      James R. Tennant
                                                    Chairman of the Board
                                                            and
                                                   Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities on September 26, 2000.

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James R. Tennant and James E. Winslow and each of them, his attorney-in-fact, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                   Signatures                            Title

   /s/ James R. Tennant                        Chairman of the Board and
----------------------------------              Chief Executive Officer
    James R. Tennant                         (Principal Executive Officer)
                                               Executive Vice President,
                                                Chief Financial Officer
  /s/ James E. Winslow                               and Secretary
----------------------------------              (Principal Financial and
    James E. Winslow                               Accounting Officer)



                       [signatures continued on next page]

  /s/ Joseph Gantz                                   Director
----------------------------------------
Joseph Gantz

  /s/ Marshall Ragir                                 Director
----------------------------------------
Marshall Ragir

  /s/ Daniel B. Shure                                Director
----------------------------------------
Daniel B. Shure

  /s/ Joel D. Spungin                                Director
----------------------------------------
Joel D. Spungin

  /s/ James R. Tennant                               Director
----------------------------------------
James R. Tennant

  /s/ Charles R. Campbell                            Director
----------------------------------------
Charles R. Campbell

  /s/ Stephen P. Murray                              Director
----------------------------------------
Stephen P. Murray

  /s/ Jeffrey C. Rubenstein                          Director
----------------------------------------
Jeffrey C. Rubenstein

                                LIST OF EXHIBITS

Exhibit
Number                           Exhibit Title

5.1* Opinion of Much Shelist Freed Denenberg Ament & Rubenstein, P.C. regarding legality.

10.1 Home Products International, Inc. f/k/a Selfix, Inc. 1994 Stock Option Plan (incorporated by reference to Exhibit A of the Home Products Proxy Statement for its 1994 Annual Meeting).

10.2 Home Products International, Inc. 1999 Performance Incentive Plan (incorporated by reference to Exhibit B of the Home Products Proxy Statement for its 1999 Annual Meeting).

10.3 Home Products International, Inc. 1999 Directors Restricted Stock Plan (incorporated by reference to Exhibit A of the Home Products Proxy Statement of its 1999 Annual Meeting).

10.4 Home Products International, Inc. 1998 Executive Incentive Plan (incorporated by reference to Exhibit B of the Home Products Proxy Statement for its 1998 Annual Meeting).

23.1*  Consent of Arthur Andersen LLP

23.2* Consent of Much Shelist Freed Denenberg Ament & Rubenstein, P.C. (included as part of Exhibit 5.1).

24.1*  Power of Attorney (included on the signature page).

------------------------------
*Filed herewith





                                      E-1